Exhibit 5.1


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[VENABLE LLP LOGO]  Two Hopkins Plaza, Suite 1800                   Telephone 410-244-7400           www.venable.com
                    Baltimore, Maryland 21201-2978                  Facsimile 410-244-7742
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                                                     November 1, 2004

Capital Trust, Inc.
410 Park Avenue, 14th Floor
New York, New York 10022

                     Re:   Capital Trust, Inc.
                           -------------------

Ladies and Gentlemen:

         We have served as Maryland counsel to Capital Trust, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration by the Company of up to 1,000,000 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Common Stock"), of the Company, covered by the Registration Statement on Form S-8, as filed with the United States Securities and Exchange Commission (the "Commission") by the Company on or about the date hereof under the Securities Act of 1933, as amended (the "1933 Act") (the "Registration Statement"). The Shares will be issued pursuant to the 2004 Long-Term Incentive Plan of the Company (the "Plan"). We did not participate in the drafting of the Plan.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

         1. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

         2. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

         3. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

         4. The Plan, certified as of the date hereof by an officer of the Company;

         5. Resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof, relating to the issuance of the Shares (the "Resolutions"), certified as of the date hereof by an officer of the Company;


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November 1, 2004
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         6. A certificate executed by an officer of the Company, dated as of the date hereof;

         7. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act; and

         8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinion set forth below, we have assumed the following:

         1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

         2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

         3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

         4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

         5. None of the Shares will be issued, sold or transferred in violation of Article VII of the Charter and, upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.


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November 1, 2004
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         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

         1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

         2. The Shares are duly authorized and, when issued in accordance with the terms of the Charter, the Plan and the Resolutions, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

         We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

         This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.


                                                  Very truly yours,


                                                  /S/ Venable LLP



41855- 204534



BA0/140184